Exhibit 99.1
Item 6.             Selected Financial Data

       The selected financial data should be read in conjunction with, and are qualified in their entirety by, the Company's consolidated financial statements, related notes and other financial information included herein.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

FISCAL YEARS ENDED NOVEMBER 30,
------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)        1999       1998       1997       1996        1995
------------------------------------------------------------------------------------------------------
Net sales:
   Products                              $ 55,977   $ 50,160   $ 73,100   $139,029   $ 338,005
   Services                                 8,855      7,191      4,710      2,087         406
                                          --------  ---------  ---------  ---------  ----------
Total net sales                            64,832     57,351     77,810    141,116     338,411
Cost of sales                              24,454     27,262     50,216     98,164     315,816
                                          --------  ---------  ---------  ---------  ----------
   Gross profit                            40,378     30,089     27,594     42,952      22,595
Operating expenses:
  Research and development                 15,723     19,215     13,510     13,705      24,116
  Selling and marketing                    18,283     18,050     24,091     33,568      62,676
  General and administrative                7,304      6,737     16,709     11,682      38,336
  Amortization of intangible assets           231         --         --         --          --
  Acquired in-process research and
    development                               430         --         --         --          --
  Restructuring expense                       424         --        526         --          --
                                          --------  ---------  ---------  ---------  ----------
     Total operating expenses              42,395     44,002     54,836     58,955     125,128
                                          --------  ---------  ---------  ---------  ----------
     Operating loss                        (2,017)   (13,913)   (27,242)   (16,003)   (102,533)
Interest income (expense), net              1,332      1,163       (996)    (2,148)     (2,252)
Other income (expense), net                 7,104     12,353     30,600     24,032      (3,045)
Litigation settlement                          --         --         --         --     (12,422)
                                          --------  ---------  ---------  ---------  ----------
   Income (loss) from continuing
operations                                  6,419       (397)     2,362      5,881    (120,252)
     before tax provision
Tax (benefit) provision                         -     (1,000)       477      2,023       9,145
                                          --------  ---------  ---------  ---------  ----------
    Income (loss) from continuing
operations                                  6,419        603      1,885      3,858    (129,397)
                                          --------  ---------  ---------  ---------  ----------
Discontinued operations:
   (Loss) income from discontinued
   operations                                  --         --         --     (6,672)      2,426
                                          --------  ---------  ---------  ---------  ----------
     Net income (loss)                      6,419        603      1,885     (2,814)   (126,971)
Preferred stock dividend                       --         --        272         --          --
                                          --------  ---------  ---------  ---------  ----------
Net income applicable to common
shareholders                                6,419        606      1,613     (2,814)   (126,971)
                                          ========  =========  =========  =========  ==========
Basic earnings (loss) per share:
   Continuing operations                 $   0.57   $   0.05   $   0.15   $   0.42   $  (18.85)
   Discontinued operations                     --         --         --      (0.73)       0.35
                                          --------  ---------  ---------  ---------  ----------
Basic earnings (loss) per share          $   0.57 $     0.05   $   0.15   $  (0.31)  $  (18.50)
                                          ========  =========  =========  =========  ==========
Diluted earnings (loss) per share:
   Continuing operations                 $   0.54 $     0.05   $   0.14   $   0.40   $  (18.85)
   Discontinued operations                     --         --         --      (0.69)       0.35
                                          --------  ---------  ---------  ---------  ----------
Diluted earnings (loss) per share        $   0.54 $     0.05   $   0.14   $  (0.29)  $  (18.50)
                                          ========  =========  =========  =========  ==========
Weighted average common shares
  outstanding:
Basic                                      11,307     11,226     11,029      9,129       6,863
                                          ========  =========  =========  =========  ==========
Diluted                                    11,880     11,275     11,200      9,611       6,863
                                          ========  =========  =========  =========  ==========

CONSOLIDATED BALANCE SHEET DATA:

FISCAL YEARS ENDED NOVEMBER 30,
(IN THOUSANDS)                                  1999         1998        1997         1996         1995
                                                ----         ----        ----         ----         ----
Cash, cash equivalents and
   marketable securities                      $ 32,027     $ 33,034    $ 33,707     $ 33,690    $  39,921
Working capital (deficiency)                    22,851       16,502      37,055       42,972      (16,536)
Total assets                                    52,659       54,949      77,031      105,516      148,862
Long-term debt - noncurrent portion                 --           --          --       22,213        1,331
Convertible preferred stock                         --           --          --        3,000           --
Stockholders' equity (Net capital
deficiency)                                     32,251       25,311      46,001       54,025     (10,208)

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion includes forward-looking statements, including, but not limited to, statements with respect to the Company's future financial performance, operating results, plans and objectives, and actual results may differ materially from those currently anticipated depending upon a variety of factors, including those described below. See "Certain Factors That May Affect Future Results" herein.

OVERVIEW

       Media 100 Inc., a Delaware corporation, (the "Company") engineers, markets, sells, and supports digital video and web-based streaming media software and systems--tools--that enable new Internet broadcasters and traditional broadcasters, corporate marketing professionals, and educators to create and deliver high-quality video programs quickly, easily, and with great creative flexibility. The Company markets and delivers its products to end users through its web sites as well as through a worldwide channel of specialized value-added resellers ("VARs") that sell, assemble, and install turnkey systems using personal computers, disk drives, and ancillary video equipment.

In October 1997, the American Institute of Certified Public Accountants issued Statement of Position, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides revised and expanded guidance on software revenue recognition and applies to all entities that earn revenue from licensing, selling and otherwise marketing computer software. The Company adopted the provisions of SOP 97-2 as of December 1, 1997. In 1999, SOP 97-2 was modified by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions". Neither the adoption of 97-2, nor the adoption of 98-9, had a material impact on the Company. Net sales are recognized following establishment of persuasive evidence of an arrangement, provided that the license fee is fixed and determinable, delivery of product has occurred via physical shipment or electronically, a determination has been made by management that collection is probable and the Company has no remaining obligations. The Company provides for estimated returns at the time of shipment. The Company recognizes maintenance revenue from the sale of post-contract support services ratably over the life of the contract.

         On May 9, 2000, the Company completed its merger with Digital Origin. Under the terms of the agreement, Digital Origin's shareholders and option holders received 0.5347 equivalent shares, or approximately 3.7 million Media 100 common shares, to effect the business combination. The transaction has been accounted for as a pooling of interests. As a result, all periods presented have been restated to reflect the combined operations of the two companies. As permitted by Accounting Principles Board Opinion No.16 BUSINESS COMBINATIONS (APB No.16), the November 30, 1999 balance sheet presented herein reflects the combination of the Media 100's November 30, 1999 balance sheet and Digital Origin's September 30, 1999 balance sheet. Likewise, the 1999 statements of operations and cash flows presented for the combined companies are the companies respective first, second and third fiscal quarters, which also differ by two months. The results of operations for Digital Origin for the two months ended November 30, 1999 will be excluded from the statement of operations and will be recorded directly to accumulated deficit as permitted by APB No.16. Management's discussion and analysis that follows reflects the consolidated operations. For more recent discussion, please refer to the Company's Form 10Q filings for the quarterly periods ended May 31, 2000 and August 31, 2000 filed on July 17, 2000 and October 16, 2000, respectively.

RESULTS OF OPERATIONS

       The following table sets forth for the years indicated certain consolidated statements of operations data as a percentage of net sales.

FISCAL YEARS ENDED NOVEMBER 30,
                                                  1999           1998            1997
                                                  ----           ----            ----
Net sales:
   Products                                          86.3%          87.5%           93.9%
   Services                                          13.7           12.5             6.1
                                                ----------     ----------      ----------
Total net sales                                     100.0          100.0           100.0
Cost of sales                                        37.7           47.5            64.5
                                                ----------     ----------      ----------
     Gross profit                                    62.3           52.5            35.5
                                                ----------     ----------      ----------
Operating expenses:
   Research and development expenses                 24.3           33.5            17.4
   Selling and marketing expenses                    28.2           31.5            31.0
   General and administrative expenses               11.3           11.7            21.4
   Amortization of intangible assets                  0.3             --              --
   Acquired in-process research and development       0.7
   Restructuring expense                              0.6             --             0.7
                                                ----------     ----------      ----------
     Total operating expenses                        65.4           76.7            70.5
Operating loss                                       (3.1)         (24.2)          (35.0)
Interest income (expense), net                        2.0            2.0            (1.3)
Other income (expense), net                          11.0           21.5            39.3
                                                ----------     ----------      ----------
Income (loss) from operations before tax              9.9           (0.7)            3.0
provision
Tax (benefit) provision                                --           (1.8)            0.6
                                                ----------     ----------      ----------
Income (loss) from operations                         9.9            1.1             2.4
Preferred stock dividend                               --             --             0.3
                                                ----------     ----------      ----------
Net income applicable to common shareholders          9.9 %          1.1%            2.1%
                                                ==========     ==========      ==========

COMPARISON OF FISCAL 1999 TO FISCAL 1998

         Net sales. The Company's total net sales for fiscal 1999 increased 13.0% to $64.8 million from $57.4 million for fiscal 1998. Net sales from products for fiscal 1999 increased 11.6% to $56.0 million from $50.1 million for fiscal 1998. The increase in net sales from products is due primarily to the shipment of Finish, the Company's high performance Windows NT-based product line, along with Internet tools sales from the Company's wholly owned subsidiaries Terran Interactive and Digital Origin. The Company completed the acquisition of Terran Interactive, Inc., ("Terran") a leading developer of streaming media tools for preparing high-quality video for broadcast on the Internet in June 1999. Internet tools sales increased to $17.4 million in fiscal 1999 from $4.7 in fiscal 1998. During 1999, sales of previously introduced software products for digital video camcorders including PhotoDV, MotoDV, and EditDV increased over fiscal 1998. In addition during 1999, Digital Origin introduced several new products including EditDV-Windows, MotoDV Studio, MotoDV Mobile, RotoDV, RotoWeb and IntroDV. Localized versions of several of the products were introduced to the European and Japanese markets contributing to growth in international software revenues. No customer accounted for more than 10% of the company's net sales in fiscal 1999. One customer accounted for 13.6% of net sales in 1998.

        Net sales from services for fiscal 1999 increased 23.1% to $8.9 million from $7.2 million for fiscal 1998. The increase in net sales from services is due to new customers purchasing and current customers renewing their support contracts.

       Net sales from customers outside of the United States accounted for approximately 38% and 39% of net sales in fiscal 1999 and fiscal 1998, respectively. The Company is continuing to develop its indirect distribution channels in the United States, Canada, Europe and Asia and currently anticipates that customers outside the United States will continue to account for a substantial portion of its net sales, and as a percentage of net sales, to remain approximately the same.

       Gross profit. The Company's gross profit increased 34.2% to $40.4 million in fiscal 1999 from $30.1 million in fiscal 1998. In the first quarter of fiscal 1999, the Company reclassified certain costs associated with its Platinum support services. The Company now classifies these costs as part of cost of goods sold. The change in presentation had the effect of increasing cost of goods sold and reducing selling and marketing expenses by the same amount. Certain amounts in the comparable period of 1998 have been reclassified to conform to the 1999 presentation. Overall gross profit as a percentage of net sales increased to 62.3% in fiscal 1999 from 52.5% in fiscal 1998. Gross profit as a percentage of net sales of products increased to 58.6% in fiscal 1999 from 48% in fiscal 1998, while gross profit as a percentage of net sales of services increased to 85.7% in fiscal 1999 from 84.2% in fiscal 1998. The increase in gross profit in fiscal 1999 over fiscal 1998 is a result of increased sales of software products, which provide higher gross profit, and the discontinuation of lower margin monitor and graphics product lines.

       Research and development. Research and development expenses decreased 18.2% to $15.7 million in fiscal 1999 from $19.2 million in fiscal 1998. The majority of the decrease in research and development expenses represented lower development costs due to the completion of Finish, the Company's high-performance Windows NT-based product line, which began shipping in the first quarter of fiscal 1999 and headcount reductions resulting from Digital Origin's departure from the monitor and graphics business. The Company currently anticipates that research and development expenses will increase in absolute dollars in fiscal 2000 versus fiscal 1999 due to the acquisitions of Terran and Wired, Inc. and the planned development of their products.

       Selling and marketing. Selling and marketing expenses increased 1.3% to $18.3 million in fiscal 1999 from $18.1 million in fiscal 1998. Selling expenses consist primarily of salaries and related benefits, commissions, travel, occupancy and depreciation. Marketing expenses consist primarily of salaries and related benefits, trade shows, seminars, advertising, sales literature and lead generation activities. The increase in selling and marketing expenses resulted primarily from the acquisition of Terran and the Company's promotion of the streaming media tools acquired as part of the transaction. The Company currently anticipates that its selling and marketing expenses will increase in absolute dollars in fiscal 2000 versus fiscal 1999 as the Company increases its focus on the Internet and the related support of the Company's promotion of its streaming media tools.

       General and administrative. General and administrative expenses increased 8.4% to $7.3 million in fiscal 1999 from $6.7 million in fiscal 1998. General and administrative expenses include the cost of human resources, finance, information technology, legal and other administrative functions of the Company. The increase in general and administrative expenses resulted primarily from increased personnel costs in support of higher net sales. The Company currently anticipates that its general and administrative expenses will increase modestly in fiscal 2000 compared to fiscal 1999 in support of higher anticipated net sales.

       Amortization of intangible assets. The Company recorded an expense for the amortization of intangible assets of $231,000 in fiscal 1999 as a result of the acquisition of Terran. In fiscal 2000, the Company will record additional amortization expense for Terran and for the acquisition of Wired, Inc., an acquisition that closed in early fiscal 2000. There was no similar expense recorded in fiscal 1998.

       Acquired in-process research and development. In connection with the acquisition of Terran, the Company allocated $430,000 of the purchase price to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date. In fiscal 2000, the Company anticipates it will incur additional acquired in-process research and development expense related to the acquisition of Wired, Inc.

       Restructuring expense. In the third quarter of fiscal 1999, the Company implemented a restructuring plan to better align its organization with its corporate strategy. The major component of the restructuring charge relates to the elimination of approximately 12 employees across the following functions: research and development (4), selling and marketing (7) and general and administration (1). At November 30, 1999, approximately $232,000 of the accrued restructuring charge remained, which is entirely comprised of severance-related costs. The total cash impact of the restructuring amounted to approximately $424,000. The total cash paid as of November 30, 1999 was $192,000 and the remaining amount will be paid by the end of the first quarter in fiscal 2000.

       Interest income (expenses), net. Interest income (expense), net, increased 14.5% to $1.3 million in fiscal 1999 from $1.2 million in fiscal 1998. The increase in interest income (expense), net, results from lower interest expense due primarily to lower average borrowings as a result of the repayment of the working capital line of credit. The Company currently anticipates that interest income will decline in fiscal 2000 versus 1999 due to a reduction in cash early in fiscal year 2000 resulting from the acquisition of Wired, Inc., which the Company completed in December 1999, and due to an additional cash payment due to the shareholders of Terran.

       Other income, net. Other income, net was $7.1 million for fiscal 1999 compared to $12.4 million for fiscal 1998. The other income for fiscal 1999 includes $4.5 million from the Korea Data Systems America, Inc ("KDS") license (as discussed in Note 13 to the consolidated financial statements), $2.5 million from the sale of the Color Server Group and other assets to Splash Technology Holdings, Inc. ("Splash") (as discussed in Note 14 to the consolidated financial statements), and $0.1 million in miscellaneous other income. Fiscal 1998 included $1.6 million related to the KDS license, $10.0 million from the sale of Splash Common Stock, $0.5 million from the sale of Umax Common Stock and $0.3 million in miscellaneous other income.

       Tax provision. The Company did not require a tax provision in fiscal 1999 due to the utilization of net operating loss carryforwards and tax credits available to the Company to offset against operating income. For fiscal 1998, the Company reversed an accrual for income taxes of $1.0 million. The reversal reflects the fact that exposure in certain foreign jurisdictions, as a result of the passage of time, and the Company's closure of a foreign subsidiary.

       Net income. As a result of the above factors, the Company had net income in fiscal 1999 in the amount of $6,419,000 or $0.54 per diluted share, compared to a net income of $603,000, or $0.05 per share, in fiscal 1998.

COMPARISON OF FISCAL 1998 TO FISCAL 1997

       Net sales. The Company's net sales for fiscal 1998 decreased 26.3% to $57.4 million from $77.8 million for fiscal 1997. Net sales from products for fiscal 1998 decreased 31.4% to $50.2 million from $73.1 million for fiscal 1997. The decline is due primarily to the following factors: Digital Origin's efforts to refocus on the digital video software product lines while discontinuing the development of our monitor, accelerated color graphics products and the DOS on Mac products; and a decline in fourth quarter sales of Digital Origin's monitor products due to the agreement for the license of significant assets of Digital Origin `s monitor business to KDS. The monitor products had $8.7 million in sales for fiscal 1998 as compared to $16.6 million for fiscal 1997. Sales growth in the Asia market has been impacted by certain factors including weaker economic conditions and stronger dollar versus the local currencies and the restructuring of various distributor relationships. In addition, unit sales of Macintosh product have decreased, as well as, the Company not having a product available for sale on the Windows NT platform until late in the year. Net sales from the Company's products running on the Macintosh platform declined in 1998 from 1997 due to lower unit sales as more customers opted to either wait until the Company introduces products running on the Windows NT platform or chose other products from the Company's competitors. Net sales from Platinum Support Services, the Company's technical support and service products, increased 52.7% to $7.2 million from $4.7 million for fiscal 1997 as new customers purchased support contracts and existing customers renewed their support contracts.

       Net sales from customers outside of the United States accounted for approximately 39% and 36%, respectively, for fiscal 1998 and fiscal 1997. The Company is continuing to develop its indirect distribution channels in the United States, Canada, Europe and Asia and currently anticipates that customers outside the United States will continue to account for a substantial portion of its net sales, and as a percentage of net sales, to remain approximately the same. One customer accounted for 13.6% and 22.3% of our net sales for fiscal 1998 and 1997, respectively.

         Gross profit. The Company's gross profit increased 9.0% to $30.1 million in fiscal 1998 from $27.6 million in fiscal 1997. In the first quarter of fiscal 1999, the Company reclassified certain costs associated with its Platinum support services. The Company now classifies these costs as part of cost of goods sold. The change in presentation had the affect of increasing cost of goods sold and reducing selling and marketing expenses by the same amount. Certain amounts in fiscal 1998 and fiscal 1997 have been reclassified to conform to the current year's presentation. Overall gross profit as a percentage of net sales increased to 52.5% in fiscal 1998 from 35.5% in fiscal 1997. This increase was a result of our decision to refocus our business on higher margin digital video software products and Internet tool sales. Included in fiscal 1997 cost of sales are one-time charges of $9.7 million consisting principally of inventory write downs of $7.7 million and reserves for excess purchase order commitments of $2.0 million for inventory in excess of anticipated demand. These charges reflect decreases in demand and were consistent with our decision to refocus our business. Excluding these one-time charges, gross profit in fiscal 1997 was 60.4%. Gross profit as a percentage of net sales of products increased to 48.0% in fiscal 1998 from 32.6% in fiscal 1997, while gross profit as a percentage of net sales of services increased to 84.2% in fiscal 1998 from 79.9% in fiscal 1998.

         Research and development. Research and development expenses increased 42.2% to $19.2 million in fiscal 1998 from $13.5 million in fiscal 1997. Early in 1998, the Company announced a major research and development expansion to develop multiple new Windows NT products, while continuing to develop its products that use Macintosh as a platform. Research and development expenses consist primarily of the cost of personnel, outside consulting services, depreciation on capital equipment, and occupancy. This offsets a decrease in research and development costs associated with certain Digital origin product lines that were discontinued.

       Selling and marketing. Selling and marketing expenses decreased 25.1% to $18.1 million in fiscal 1998 from $24.0 million in fiscal 1997. Selling expenses consist primarily of salaries and related benefits, commissions, travel, occupancy and depreciation. Marketing expenses consist primarily of salaries and related benefits, trade shows, seminars, advertising, sales literature and lead generation activities. Selling and marketing expenses decreased due to a reduction in headcount.

       General and administrative. General and administrative expenses decreased 59.7% to $6.7 million in fiscal 1998 from $16.7 million in fiscal 1997. General and administrative expenses include the cost of human resources, finance, information technology, legal and other administrative functions of the Company. The decrease in general and administrative expenses resulted primarily from lower personnel costs due to attrition and a $2.6 million charge to increase the allowance for doubtful accounts due to accounts which we determined were unlikely to be collected in full.

       Restructuring expense. The Company incurred restructuring expense of $526,000 in its third quarter of fiscal 1997 for severance and related costs associated with a reduction of the Company's workforce. All of these expenses have been paid out as of the end of the Company's first quarter of fiscal 1998.

       Interest income (expense), net. Interest income increased to $1.2 million in fiscal 1998 from $(1.0) million in fiscal 1997. The increase in interest income is due to lower interest expense on the working line of credit.

       Other income net. Other income was $12.4 million for fiscal 1998 compared to $30.6 million for fiscal 1997. The other income for fiscal 1998 was due to the sale of 570,139 shares of Splash common stock compared to the sale of 996,875 shares of Splash common stock in fiscal 1997 (as discussed in Note 14 to the consolidated financial statements). Fiscal 1998 also includes $1.6 million related to the KDS license (as discussed in Note 13 to the consolidated financial statements).

       Tax provision. The Company recorded a reversal of accrual for income taxes of $1.0 million for fiscal 1998 compared to a provision of $.5 million in fiscal 1997. The reversal reflects the fact that exposure in certain foreign jurisdictions, as a result of the passage of time and the Company's closure of a foreign subsidiary.

       Net income. As a result of the above factors, the Company had net income in fiscal 1998 in the amount of $603,000 or $0.05 per diluted share, compared to a net income of $1,613,000, or $0.14 per share, in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

       The Company has funded its operations to date primarily from public offerings of equity securities and cash flows from operations. As of November 30, 1999 the Company's principal sources of liquidity included cash and cash equivalents and marketable securities totaling approximately $32,027,000.

       During fiscal 1999, cash used in operating activities was approximately $2,601,000 compared to cash used in operating activities of approximately $7,173,000 for the same period a year ago. Cash used in operations during fiscal 1999 resulted from increases in accounts receivable of $2,462,000, decreases in accrued expenses of $2,987,000,and deferred revenue of $5,688,000 offset by reductions in a note receivable of $4,500,000, inventories of $81,000, prepaid expenses and other current assets of $33,000, and accounts payable of $111,000. Net cash provided by investing activities was approximately $9,020,000 in fiscal 1999 compared to approximately $13,342,000 for the same period a year ago. Cash provided by investing activities during 1999 was derived from the proceeds of sales of marketable securities, net of purchases of approximately $6,556,000 and proceeds on the sale of other assets of $6,987,000. This was offset by approximately $2,275,000 of capital expenditures for equipment and purchased software for internal use, purchase of intangible assets of $280,000 and the acquisition of Terran Interactive, Inc. of $1,890,000. Cash used in financing activities during 1999 was approximately $397,000 compared to $3,185,000 for the same period a year ago. In 1999, cash used in financing activities was due to repayments on short-term borrowings of $1,340,000 and purchase of treasury stock of $289,000 offset by the proceeds from the sale of treasury shares and stock plans of $1,232,000.


       The Company believes its existing cash balance, including cash equivalents and marketable securities, will be sufficient to meet the Company's cash requirements for at least the next 12 months.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Media 100 Inc.:

We have audited the accompanying consolidated balance sheets of Media 100 Inc. (a Delaware corporation) and subsidiaries as of November 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. As discussed in Note 1, on May 9, 2000, Media 100 Inc. merged with Digital Origin, Inc. in a transaction that has been accounted for as a pooling-of-interests in the accompanying consolidated financial statements. We did not audit the financial statements of Digital Origin, Inc, as of September 30, 1999 and 1998 or for any of the years in the three-year period ended September 30, 1999. Such statements are included in the consolidated financial statements of Media 100, Inc. and reflect total assets of 13% and 12% as of November 30, 1999 and 1998, respectively and total revenues of 21%, 27% and 40% respectively, for each of the three years in the period ended November 30, 1999, of the related consolidated totals. The financial statements of Digital Origin, Inc. were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Digital Origin, Inc., is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Media 100, Inc. and subsidiaries as of November 30, 1999 and 1998, and the results of their operations and their cash flows for the three years in the period ended November 30, 1999, in conformity with accounting principles generally accepted in the United States.

                                                             ARTHUR ANDERSEN LLP

Boston, Massachusetts
January 4, 2000 (except for the
matters discussed in
Notes 7(b)(i), 7(b)(ii)
and 15(b), for which the dates are August 16, 2000, September 21, 2000 and May 9, 2000, respectively)

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS
DIGITAL ORIGIN, INC.

We have audited the consolidated balance sheets of Digital Origin, Inc. as of September 30, 1999 and 1998, and the related consolidated statements of income, convertible preferred stock and shareholders' equity, and cash flows for each of the three years in the period ended September 30,1999 (not presented separately herein). Our audit also included the financial statement schedule (not presented separately herein). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Origin, Inc. at September 30, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                       /s/ ERNST & YOUNG LLP

San Jose, California
November 3, 1999

                                 MEDIA 100 INC.

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  November 30,   November 30,
                                                                          1999           1998
                                                                --------------- --------------
                        ASSETS
Current assets:
          Cash and cash equivalents                                   $ 13,858        $ 7,849
          Marketable securities                                         18,169         25,185
          Accounts receivable, net of allowance for doubtful
             accounts of $4,160 in 1999 and $4,289 in 1998               8,376          5,736
          Note receivable                                                   --          4,500
          Inventories                                                    1,610          1,691
          Prepaid expenses and other current assets                      1,246          1,179
                                                                --------------- --------------
          Total current assets                                          43,259         46,140

Property and equipment, net                                              7,235          8,496
Intangible assets,                                                       1,693             --
net
Other assets, net                                                          472            313
                                                                --------------- --------------
          Total assets                                                $ 52,659       $ 54,949
                                                                =============== ==============
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
          Accounts payable                                             $ 4,683        $ 4,230
          Accrued expenses                                              10,532         13,187
          Deferred revenue                                               5,193         10,881
          Short-term borrowings                                             --          1,340
                                                                --------------- --------------
          Total current liabilities                                     20,408         29,638

Commitments and contingencies (Note 7)

Stockholders' equity:
          Preferred stock, $0.01 par value,
             Authorized - 1,000 shares, none issued                         --             --
          Common stock, $0.01 par value,
             Authorized - 25,000 shares
             Issued - 11,477 and 11,282 shares at
                November 30, 1999 and 1998, respectively
             Outstanding - 11,477 and 11,234 shares at
                November 30, 1999 and 1998, respectively                   115            113
          Capital in excess of par value                               210,839        209,989
          Accumulated deficit                                         (178,497)      (184,916)
          Treasury stock, at cost - 0 and 48 shares at
            November 30, 1999 and 1998                                      --           (163)
          Accumulated other comprehensive (loss) income                   (206)           288
                                                                --------------- --------------
          Total stockholders' equity                                    32,251         25,311
                                                                --------------- --------------
          Total liabilities and stockholders' equity                  $ 52,659       $ 54,949
                                                                =============== ==============

The accompanying notes are an integral part of these consolidated financial statements.

                                 MEDIA 100 INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FISCAL YEARS ENDED NOVEMBER 30,                    1999            1998            1997
                                            ------------    ------------   -------------
Net sales:
   Products                                    $ 55,977        $ 50,160        $ 73,100
   Services                                       8,855           7,191           4,710
                                            ------------    ------------   -------------
Total net sales                                  64,832          57,351          77,810
Cost of sales                                    24,454          27,262          50,216
                                            ------------    ------------   -------------
     Gross profit                                40,378          30,089          27,594
                                            ------------    ------------   -------------
Operating expenses:
   Research and development                      15,723          19,215          13,510
   Selling and marketing                         18,283          18,050          24,091
   General and administrative                     7,304           6,737          16,709
   Amortization of intangible assets                231              --              --
   Acquired in-process research and
       development                                  430              --              --
   Restructuring expense                            424              --             526
                                            ------------    ------------   -------------
     Total operating expenses                    42,395          44,002          54,836
                                            ------------    ------------   -------------
     Operating loss                              (2,017)        (13,913)        (27,242)
Interest income (expense)                         1,332           1,163            (996)
Other income, net                                 7,104          12,353          30,600
                                            ------------    ------------   -------------
Income (loss) from operations before
tax provision                                     6,419            (397)          2,362
Tax provision                                        --          (1,000)            477
                                            ------------    ------------   -------------
   Net income                                     6,419             603           1,885
Preferred stock dividend                             --              --             272
                                            ------------    ------------   -------------
Net income applicable to common
  shareholders                                  $ 6,419          $  603         $ 1,613
                                            ============    ============   =============
Basic earnings per share                         $ 0.57          $ 0.05         $  0.15
                                            ============    ============   =============
Diluted earnings per share                       $ 0.54          $ 0.05         $  0.14
                                            ============    ============   =============
Weighted average common
shares outstanding:

 Basic                                           11,307          11,226          11,029
                                            ============    ============   =============
 Diluted                                         11,880          11,275          11,200
                                            ============    ============   =============

The accompanying notes are an integral part of these consolidated financial statements.

                                 MEDIA 100 INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                           Common Stock
                                                          $.01 Par Value                       Retained               Accumulated
                                                      ------------------------   Capital in    Earnings/                 Other
                            Comprehensive                                        Excess of   (Accumulated  Treasury  Comprehensive
                            Income (loss)  Preferred Stock  Shares      Amount    Par Value      Deficit)     Stock   Income (loss)
---------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 1996           --        $3,000      10,997        $110   $208,752     $ (174,142)          --       $19,305

Issuance of common stock
under stock plans                    --            --         137           1        690             --           --            --

Dividend of Data
Translation II, Inc.
stock to stockholders                --            --          --          --         --        (12,990)          --            --

Redemption of preferred
stock                                --        (3,000)         --          --         --             --           --            --

Preferred stock dividends            --            --          --          --         --           (272)          --            --

Comprehensive Income:

Net income                        1,885            --          --          --         --          1,885           --            --

   Unrealized loss on
   available for sale
   securities                     2,859            --          --          --         --             --           --         2,859

     Translation adjustment        (197)           --          --          --         --             --           --          (197)
                              ----------
Comprehensive income             $4,547            --          --          --         --             --           --            --
                              ----------
Balance, November 30, 1997           --            --      11,134        $111   $209,442     $ (185,519)          --       $21,967

Issuance of common stock
under stock plans                    --            --         148           2        547             --           --            --

Purchase of treasury stock           --            --        (48)          --         --             --         (163)           --

Comprehensive loss:
Net income                          603            --         --           --         --            603           --            --

   Unrealized gain on
   available for sale
   securities                   (21,740)           --         --           --         --             --           --       (21,740)

   Translation adjustment            61            --         --           --         --             --           --            61
                           -------------
Comprehensive loss            $ (21,076)           --         --           --         --             --           --            --
                           =============      =======     ======        =====  =========     ==========    =========       =======
Balance, November 30, 1998           --            --     11,234        $ 113   $209,989     $ (184,916)     $  (163)      $   288

Issuance of common stock
under stock plans                    --            --        299            3        777             --          452            --

Issuance of warrants for
common stock                         --            --         --           73         --             --           --            --

Purchase of treasury stock           --            --        (56)          (1)        --             --         (289)           --

Comprehensive income:

Net income                        6,419            --         --           --         --          6,419           --            --

   Unrealized loss on
   available for sale
   securities                      (482)           --         --           --         --             --           --          (482)

   Translation adjustment           (12)           --         --           --         --             --           --           (12)
                           -------------
Comprehensive income             $5,925            --         --           --         --             --           --            --
                           =============      -------     ------    ---------  ---------     ----------      ---------------------
Balance, November 30, 1999           --        11,477       $115    $ 210,839  $(178,497)            --           --         $(206)
                                              =======     ======    =========  =========     ==========      =====================

The accompanying notes are an integral part of these consolidated financial statements.

                                 MEDIA 100 INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

-------------------------------------------------------------------------------------------------
FISCAL YEARS ENDED NOVEMBER 30,                                     1999        1998        1997
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                       $ 6,419       $ 603     $ 1,885
Adjustments to reconcile net income from  operations
 to net cash (used in) provided by operating activities:
   Depreciation and amortization                                   3,740       3,074       2,415
   Acquired in-process research and development                      430          --          --
   Amortization of acquisition-related intangible assets             231          --          --
   Loss on disposition of fixed assets                                --          22         500
   Non cash restructuring and other charges                           --          --       2,162
   Gain on sale of other assets                                   (6,987)     (1,615)         --
   Gain on sale of marketable securities                             (22)    (10,626)    (30,760)

Changes in assets and liabilities, excluding effects of acquisitions:
   Accounts receivable                                            (2,462)      4,132       9,944
   Note receivable                                                 4,500      (4,500)
   Inventories                                                        81        (190)      12,824
   Prepaid expenses and other current assets                          33        (252)         521
   Accounts payable                                                  111      (2,234)       (521)
   Accrued expenses                                               (2,987)     (2,463)       (656)
   Deferred revenue                                               (5,688)      6,876       1,852
                                                             ------------------------------------
Net cash (used in) provided by operating activities               (2,601)     (7,173)        166

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Terran Interactive, Inc., net of cash              (1,890)         --          --
acquired
Net purchase of equipment                                         (2,275)     (3,239)     (7,306)
Purchase of intangible assets                                       (280)         --          --
Other assets                                                         (78)        280        (431)
Proceeds from sale of other assets                                 6,987       1,615          --
Proceeds from sales of marketable securities, net                  6,556      14,686      29,769
                                                             ------------------------------------
Net cash provided by investing activities                          9,020      13,342      22,032

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments on short term borrowings                           (1,340)     (3,298)      2,716
Net repayments on long term borrowings                                --          --     (21,940)
Redemption of preferred stock and related dividend                    --          --      (3,272)
Proceeds from issuance of common stock pursuant to plans             780         549         691
Proceeds from sale of treasury stock                                 452          --          --
Purchase of treasury stock                                          (289)       (163)         --
Payments under capital leases                                         --        (273)     (1,074)
                                                             ------------------------------------
Net cash used in financing activities                               (397)     (3,185)    (22,879)

EFFECT OF EXCHANGE RATE CHANGES ON CASH                              (13)         50        (211)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   6,009       3,034        (892)
CASH AND CASH EQUIVALENTS, beginning of period                     7,849       4,815       5,707
                                                             ------------------------------------
CASH AND CASH EQUIVALENTS, end of period                     $    13,858       7,849     $ 4,815
                                                             ====================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest                                       $        55   $     495       2,988
                                                             ====================================
Cash paid for income taxes                                   $        14         358         100
                                                             ====================================

FISCAL YEARS ENDED NOVEMBER 30,                                  1999          1998       1997
                                                             ------------------------------------
OTHER TRANSACTIONS NOT PROVIDING (USING) CASH:

Dividend of Data Translation II, Inc. stock to stockholders  $   --     $     --        $ (12,990)
                                                             ====================================
Change in value of marketable securities                     $ (482)    $(21,740)       $   2,859
                                                             ====================================
Warrant issued for technology                                $   73     $     --        $      --
                                                             ====================================

            SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
(See Note 3 )

In connection with the acquisition of Terran Interactive, Inc. the following transaction occurred:

Fair Value of assets acquired                                   $  2,558      $   --     $    --
Cash paid for acquisition and acquisition costs                    1,890          --          --
                                                             ------------------------------------
Liabilities assumed                                              $   668      $   --     $    --
                                                             ====================================

The accompanying notes are an integral part of these consolidated financial statements.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  OPERATIONS

       Media 100 Inc., a Delaware corporation, (the "Company") develops, markets, sells, and supports digital video and web-based streaming media software and systems, or tools, that enable new Internet broadcasters and traditional broadcasters, corporate marketing professionals, and educators to create and deliver high-quality video programs quickly, easily, and with great creative flexibility. The Company markets and delivers its products to end users through its web sites as well as through a worldwide channel of specialized value-added resellers ("VARs") that sell, assemble, and install turnkey systems using personal computers, disk drives, and ancillary video equipment.

       On May 9, 2000, the Company completed its merger with Digital Origin. Under the terms of the agreement, Digital Origin's shareholders and option holders received 0.5347 equivalent shares, or approximately 3.7 million Media 100 common shares, to effect the business combination. The transaction is being accounted for as a pooling of interests. As a result, all periods presented have been restated to reflect the combined operations of the two companies. As permitted by APB Opinion No.16 BUSINESS COMBINATIONS (APB No.16), the November 30, 1999 and 1998 balance sheets presented herein reflects the combination of the Media 100's November 30, 1999 and 1998 balance sheets and Digital Origin's September 30, 1999 and 1998 balance sheets. Likewise, the statements of operations and cash flows reflected for the combined companies are the Media 100's three fiscal years ended November 30, 1999 and Digital Origin's three fiscal years ended September 30, 1999

       In June 1999, the Company acquired Terran Interactive Inc. ("Terran") of Los Gatos, CA, a leading supplier of software tools for high quality Internet and DVD video. With this acquisition, the Company develops, markets, sells and supports software tools for streaming media for the Internet. In addition to delivering Terran's products to end users through the Company's worldwide channel of VARs and distributors, the Company sells the products acquired from the Terran acquisition direct to end users using the Company's telemarketing groups and its website. In connection with the acquisition, the Company paid $1,890,000 in cash for all outstanding shares of Terran's common stock. The acquisition was accounted for under the purchase method of accounting and is described further in Note 3.

       On December 21, 1999, the Company entered into a definitive agreement to acquire Wired, Inc., a supplier of Moving Pictures Experts Group ("MPEG") streaming media production tools for the Internet and DVD authoring (See Note
15).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of significant intercompany transactions and balances. These consolidated financial statements reflect the use of the following significant accounting policies, as described below and elsewhere in the notes to the consolidated financial statements. These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States.

 (a)  Principles of Consolidation

       The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

(b)  Cash and Cash Equivalents and Marketable Securities

       Cash equivalents are carried at cost, which approximates market value, and have original maturities of less than three months. Cash equivalents include money market accounts and repurchase agreements with overnight maturities. Approximately $0.3 million of the cash and cash equivalents was restricted under various letters of credit at November 30, 1999.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Under this standard, the Company is required to classify all investments in debt and equity securities into one or more of the following three categories: held-to-maturity, available-for-sale or trading. Available-for-sale securities are recorded at fair market value with unrealized gains and losses excluded from earnings and included as a component of stockholders' equity. All of the Company's marketable securities are classified as available-for-sale.

Marketable securities held as of November 30, 1999 and 1998 consist of the following (in thousands):

                                                           MATURITY                    1999             1998
                                                           --------                    ----             ----
Investments available for sale:
       U.S. Treasury Notes                              less than 1 year      $          --         $  1,535
       U.S. Treasury Notes                              1 - 5 years                   4,538            5,760
                                                                              -------------         --------
          Total U.S. Treasury Notes                                                   4,538            7,295

       Municipal Bonds                                  less than 1 year              1,797            3,837
       Municipal Bonds                                  1 - 5 years                      --            1,067
                                                                              -------------         --------
          Total Municipal Bonds                                                       1,797            4,904

       U.S. Agency Bonds                                less than 1 year                 --            4,298
       U.S. Agency Bonds                                1 - 5 years                   3,008            4,136
                                                                              -------------         --------
          Total U.S. Agency Bonds                                                     3,008            8,434

       Money Market Instruments                         less than 1 year              3,689            3,395

       Corporate Obligations                            less than 1 year              4,042              516
       Corporate Obligations                            1 - 5 years                   4,784            6,847
                                                                              -------------         --------
          Total Corporate Obligations                                                 8,826            7,363

Total Investments available for sale                                                 21,858           31,391
Less: Cash equivalents                                                               (3,689)          (6,206)
                                                                              -------------         --------
Total marketable securities                                                   $      18,169         $ 25,185
                                                                              =============         ========

       Marketable securities had a cost of $18,380 and $24,914 at November 30, 1999 and 1998, respectively, and a market value of $18,169 and $25,185, respectively. To adjust the carrying amount of the November 30, 1999 and 1998 marketable securities portfolio to market value, an unrealized gain (loss) has been reflected as a separate component of stockholders' equity pursuant to the provisions of SFAS No. 115.

(c)  Inventories

       Inventories at November 30, 1999 and 1998 are stated at the lower of first-in, first-out (FIFO) cost or market and consist of the following (in thousands):

                                                                       1999                1998
                                                           ----------------     ---------------
Raw materials                                              $            556     $           250
Work-in-process                                                         498                 574
Finished goods                                                          556                 867
                                                           -------------------  ---------------
                                                           $          1,610     $         1,691
                                                           ===================  ===============

       Work-in-process and finished goods inventories include material, labor and manufacturing overhead. Management performs periodic reviews of inventory and disposes of items not required by their manufacturing plan.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(d)  Depreciation and Amortization

       The Company provides for depreciation and amortization, using the straight-line method by charges to operating expenses in amounts that allocate the cost of the equipment over the following estimated useful lives:

                           DESCRIPTION                      USEFUL LIVES
                           Machinery and equipment          3 to 5 years
                           Purchased software               3 to 5 years
                           Furniture and fixtures           3 to 7 years
                           Vehicles                         3 years
                           Leasehold Improvements           Life of Lease

(e)  Property and equipment, net

       Property and equipment, net at November 30, 1999 and 1998 is stated at cost, less accumulated depreciation and amortization, and consists of the following (in thousands):

                                                            1999                      1998
                                                 ---------------       -------------------
          Machinery and equipment                $        11,535       $            10,579
          Purchased software                               8,026                     6,754
          Furniture and fixtures                           1,606                     1,594
          Vehicles                                            11                        12
          Leasehold improvements                           1,599                     1,921
                                                 ----------------      --------------------
                                                 $        22,777       $            20,860
          Less accumulated depreciation and
          amortization                                   (15,542)                  (12,364)
                                                 ---------------       -------------------
                                                 $         7,235       $             8,496
                                                 ================      ===================

(f) Intangible Assets

       Intangible assets consist of the following as of November 30, 1999 and 1998:

                                                            1999                      1998
                                                 ---------------         -----------------
          Patents and trademarks                             169         $              --
          Acquired technology                              1,733                        --
          Goodwill                                           101                        --
                                                 ---------------         -----------------
                                                 $         2,003         $              --
          Less accumulated amortization                     (310)                       --
                                                 ---------------         -----------------
                                                 $         1,693         $              --
                                                 ================        =================

         The Company is amortizing goodwill and acquired technology related to the acquisition of Terran and the technology purchase from Post Digital Software (See Note 3) using a straight-line method over 3 years, their estimated useful life. Patents and trademarks are being amortized over periods ranging from 3 to 5 years, their estimated useful lives.

         The Company follows the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and Accounting Principles Board (APB) Opinion No. 17, INTANGIBLE ASSETS. SFAS No. 121 and APB No. 17 require that long-lived and intangible assets be reviewed for impairment. Any write-downs are to be treated as permanent reductions in the carrying amount of the assets and are determined

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

based on the fair value of the assets. The Company believes that the carrying values of its long-lived and intangible assets are realizable as of November 30, 1999.

(g)  Foreign Currency

       The financial statements of the Company's subsidiaries are translated from their functional currency into U.S. dollars using the current rate method in accordance with SFAS No. 52, FOREIGN CURRENCY TRANSLATION. Accordingly, assets and liabilities of the Company's foreign subsidiaries are translated at the rates of exchange in effect at year-end. Revenues and expenses are translated using exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to "Cumulative translation adjustment" included in stockholders' equity in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. The Company realized net foreign currency transaction gains (losses) of ($77,000), $81,000 and ($215,000) in 1999, 1998 and 1997, respectively.

(h)  Revenue Recognition

       In October 1997, the American Institute of Certified Public Accountants issued Statement of Position, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides revised and expanded guidance on software revenue recognition and applies to all entities that earn revenue from licensing, selling and otherwise marketing computer software. The Company adopted the provisions of SOP 97-2 as of December 1, 1997. In 1999, SOP 97-2 was modified by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with respect to Certain Transactions". Neither the adoption of 97-2, nor the adoption of 98-9, had a material impact on the Company. Net sales are recognized following establishment of persuasive evidence of an arrangement, provided that the license fee is fixed and determinable, delivery of product has occurred via physical shipment or electronically, a determination has been made by management that collection is probable and the Company has no significant remaining obligations. Sales to certain resellers are subject to agreements allowing certain rights of return and price protection on unsold merchandise held by these resellers. The Company provides for estimated returns at the time of shipment. The Company recognizes maintenance revenue from the sale of post-contract support services ratably over the life of the contract.

 (i)  Net Income (Loss) Per Common Share

       Effective December 1, 1997, the Company adopted SFAS No. 128, EARNINGS PER SHARE. In accordance with SFAS No. 128, basic net income (loss) per share is computed using the weighted-average number of common shares outstanding. Diluted income (loss) per share is computed using the weighted-average number of common shares outstanding and potential common shares from the assumed exercise of options outstanding during the period, if any, using the treasury stock method. Prior periods have been restated to reflect the new standard.

The following is a reconciliation of the shares used in the computation of basic and diluted earnings per share (in thousands):

----------------------------------------------------------------------------------------------------
FISCAL YEARS ENDED NOVEMBER 30,                                     1999          1998         1997
----------------------------------------------------------------------------------------------------
Basic net income - weighted average shares of common
   stock outstanding                                              11,307        11,226       11,029

Effect of potential common shares - stock options
   outstanding (unless antidilutive)                                 573            49          171
                                                           ----------------------------------------
Diluted net income - weighted average shares and
   potential common shares outstanding                            11,880        11,275       11,200
                                                           ========================================

       The Company excludes potentially dilutive securities from its diluted net income (loss) per share computation when either the exercise price of the securities exceeds the fair value of the Company's common stock or when the Company reported net losses and the effect of including such securities would be antidilutive. During

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

fiscal years 1999, 1998 and 1997 options to purchase approximately 461,000, 1,433,000 and 1,204,000 weighted average shares of common stock were not included in the computation of diluted net income (loss) per share as a result of their antidilutive effect due to the loss attributable to common stockholders.

(j)  Capitalized Software Development Costs

       The Company capitalizes certain computer software development costs. Capitalization of costs commences upon establishing technological feasibility. Capitalized costs, net of accumulated amortization, were approximately $29,000 and $89,000 as of November 30, 1999 and 1998, respectively, and are included in other assets. These costs are amortized on a straight-line basis over two years, which approximates the economic life of the product. Amortization expense, included in cost of sales in the accompanying consolidated statements of operations, was approximately $60,000, $60,000 and $80,000 in 1999, 1998 and 1997, respectively. (k) Restructuring Expense

       In the third quarter of fiscal 1999, the Company implemented a restructuring plan to better align its organization with its corporate strategy. Substantially all of the restructuring charge of $424,000 relates to the elimination of approximately 12 employees across the following functions: research and development (4), selling and marketing (7) and general and administration (1). At November 30, 1999, approximately $232,000 of the accrued restructuring charge remained, which is entirely composed of severance-related costs. The total cash impact of the restructuring was approximately $424,000. The total cash paid as of November 30, 1999 was $192,000 and the remaining amount will be paid by the end of the first quarter in fiscal 2000.

       In the third quarter of fiscal 1997, the Company incurred restructuring expenses of $526,000 for severance and related costs associated with a reduction of the Company's workforce. All of these expenses have been paid as of the end of the Company's first quarter of fiscal 1998.

(l)   Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m)    Concentration of Credit Risk and Significant Customers

       SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet or credit risk concentrations such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains its cash, cash equivalents and marketable securities with established financial institutions. The Company does not believe it has accounts receivable collection risk in excess of existing reserves. One customer accounted for 4.2%, 13.6% and 22.3% of the Company's net sales for fiscal years 1999, 1998 and 1997, respectively.

(n)    Single or Limited Source Suppliers

       The Company currently is dependent on single or limited source suppliers for several key components used in its products that have no ready substitutes, including various audio and video signal processing integrated circuits. These components are purchased through purchase orders from time to time. The Company generally does not carry significant inventories of these single or limited source components and has no guaranteed supply arrangements for them. Although there are a limited number of manufactures of the key components, management believes that the other suppliers could provide similar components on comparable terms. An extended interruption in its source of supply, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(o)  Reclassifications

     Certain amounts in the prior years' financial statements have been reclassified to conform with the current year's presentation.

(p)  Financial Instruments

     The estimated fair values of the Company's financial instruments, which include cash equivalents, marketable securities, accounts receivable and accounts payable, approximate their carrying value.

3.  ACQUISITIONS

TERRAN INTERACTIVE, INC.

       On June 28, 1999, the Company acquired Terran of Los Gatos, CA, a leading supplier of software tools for high quality Internet and DVD video. In connection with the acquisition, the Company paid $1,850,000 in cash for all outstanding shares of Terran's common stock. The acquisition was accounted for under the purchase method of accounting. Accordingly, the results of Terran's operations and the fair market value of the acquired assets and assumed liabilities have been included in the financial statements of the Company as of the acquisition date. In connection with the acquisition, the purchase price could increase depending on Terran's net sales and operating income over the next two years. Any contingent payments based on meeting the earn-out conditions will be considered additional goodwill and amortized over the appropriate useful life.

       The aggregate purchase price consisted of the following (in thousands):

        DESCRIPTION                                              AMOUNT
        Cash                                                     $ 1,850
        Liabilities assumed                                          668
        Acquisition costs                                             40
                                                                 -------
          Total purchase price:                                  $ 2,558
                                                                 -------

        The purchase price has been allocated to the acquired assets and assumed liabilities as follows (in thousands):

Current assets                                   $   278
Equipment and other assets                           189
Acquired technology                                1,560
In-process research and development                  430
Goodwill                                             101
                                                 -------
                                                 $ 2,558

       Amounts allocated to tangible and intangible assets, including acquired in-process research and development, were based on results of an independent appraisal. The amount allocated to developed technology is being amortized on a straight-line basis over an expected useful life of three years. In connection with the acquisition, the Company allocated $430,000 of the purchase price to in-process research and development projects. This allocation represented the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

       The Company allocated values to the in-process research and development based on an in depth assessment of the R&D projects. The value assigned to these assets were limited to significant research projects for which

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

technological feasibility had not been established, including development, engineering and testing activities associated with the introduction of the acquired next-generation technologies.

       The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by the Company and its competitors.

       The resulting net cash flows from such projects are based on management's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes from such projects. Aggregate revenues for Terran were estimated to grow at a compounded annual growth rate of approximately 60% through 2003, at which time revenue growth is expected to gradually decline to a normalized long-term growth rate.

       The nature of the efforts to develop the acquired in-process technologies into commercially viable products and services principally related to the completion of certain planning, designing, coding, prototyping, and testing activities that were necessary to establish that the developmental Terran technologies met their design specifications including functional, technical, and economic performance requirements. Anticipated completion dates ranged from 6 to 12 months, at which times the Company expected to begin selling the developed products. Development costs to complete the R&D were estimated at approximately $1.2 million.

       Terran's primary in-process R&D projects involved designing a technology and application platform for a next-generation Media Cleaner product and the development of new live broadcast software technologies. The estimated revenues for the in-process projects were expected to peak within two years of acquisition and then decline sharply as other new products and technologies are expected to enter the market.

       Operating expenses were estimated based on historical results and discussions with management regarding anticipated profit margin improvements. Due to purchasing power increases and general economies of scale, estimated operating expense as a percentage of revenues were expected to decrease after the acquisitions.

       The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations. Due to the nature of the forecast and the risks associated with the projected growth and profitability of the developmental projects, a discount rate of 35% was considered appropriate for the in-process R&D, and discount rates of 25% were appropriate for the existing products and technologies. These discount rates were commensurate with the Terran's stage of development and the uncertainties in the economic estimates described above.

       With respect to the acquired in-process technology, the calculations of value were adjusted to reflect the value creation efforts of Terran prior to the close of the acquisition. In doing so, consideration was given to each major project's stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred, and the projected cost to complete the projects.

       Management's estimate of net cash flow was discounted to present value. The discount rate used in discounting the net cash flows from purchased in-process technology is 35%. In the selection of the appropriate discount rate, consideration was given to the Weighted Average Cost of Capital ("WACC"), which was determined, in part, by using the Capital Asset Pricing Model. The discount rate utilized for the in-process technology was higher than Media 100's WACC due to the inherent uncertainties in the financial forecasts, including the uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology and the uncertainty of technological advances that are unknown at this time.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       If these projects are not successfully developed the sales and profitability of the combined company may be adversely affected in future periods. Additionally, the value of other acquired intangible assets may become impaired.

       The following unaudited pro forma financial information presents the combined results of operations of Media 100 and Terran as if the acquisition occurred as of December 1, 1997. The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that actually would have occurred had Media 100 and Terran been a combined company during the specified periods. The pro forma results include the effects of the amortization of acquisition-related intangible assets and exclude the charge for the purchased in-process technology.

    (IN THOUSANDS)                                                 1999                   1998
                                                             ---------------   ---------------
    Net sales                                                $       66,414    $          59,939

   Net income                                                $        6,086    $             204

   Net income per common share - basic                       $         0.54    $            0.02
   Net income per common share - diluted                     $         0.51    $            0.02

   Weighted average common share outstanding - basic                 11,307               11,226
   Weighted average common share outstanding - diluted               11,880               11,275

TECHNOLOGY PURCHASE FROM POST DIGITAL SOFTWARE, INC.

           The Company acquired certain software and other intangible property from Post Digital Software, Inc. for (i) an initial payment of $50,000, (ii) earnout payments equal to at least $50,000 but not exceeding an aggregate of $700,000, based on subsequent sales of the Company's digital video products incorporating such software and (iii) a warrant to purchase up to 26,735 shares of the Company's Common Stock at an exercise price of $2.81 per share. The warrant is non-forfeitable and exercisable over a four year period through November 23, 2002. The warrant can be exercised for up to 6,416 shares as of May 1, 1999, plus an additional 1,069 shares for each full month that transpires thereafter, up to a total of 26,735 shares. The value of this agreement, as noted below, is included as intangible assets in the accompanying consolidated balance sheet. The technology is being amortized over a three year period.

             Initial purchase price              $  50,000
             Guaranteed earnout                     50,000
             Value assigned to warrant              73,000
                                                 ---------
             Purchased technology                  173,000
             Less amortization                     (39,667)
                                                 ---------
             Net purchased technology            $ 133,333
                                                 =========

4.  STOCKHOLDERS' EQUITY

       Prior to April 1992, options were granted under the Company's 1982 Key Employee Inventive Plan (the "1982 Plan"). Subject to certain limitations imposed by the 1982 Plan, options were granted at a price determined by the Board. The Board resolved to issue options under the 1982 Plan at not less than 100% of fair market value. The options expire six years from the date of grant and become exercisable at the rate of 20% per year beginning one year from the date of grant. No further options may be granted under the 1982 Plan.

       In 1992, the Company adopted the 1992 Key Employee Incentive Plan (the "1992 Plan"). The number of shares of common stock reserved for issuance under the 1992 Plan is 2,200,000. Options granted pursuant to the 1992 Plan may, at the discretion of the Board, be incentive stock options as defined by the Internal Revenue Code.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Subject to the provisions of the 1992 Plan, options granted are at a price as specified by the Board. The Board has, to date, issued options under the 1992 Plan at not less than 100% of fair market value. The options become exercisable at a rate of 25% per year beginning one year from the date of grant unless otherwise specified by the Board. The Board will determine when the options will expire, but in no event will the option period exceed ten years. No options may be granted under the 1992 Plan on or after February 29, 2002.

       Information concerning stock options for each of the three years ended November 30, 1999 follows:


                                                                                                  Weighted Average
                                              Number of                     Option                      Price
                                               Options                   Price Ranges                 per Share
--------------------------------------------------------------------------------------------------------------------
Outstanding at November 30, 1996                  1,278,292        $     1.73 -   322.62        $             13.67
                    Granted                         855,044              4.19 -    11.03                       8.03
                    Exercised                      (66,054)              1.73 -     8.79                       5.88
                    Expired/canceled              (553,836)              1.73 -   322.62                      13.73
--------------------------------------------------------------------------------------------------------------------
Outstanding at November 30, 1997                  1,513,445        $     1.73 -   203.39        $              9.33
                    Granted                       1,507,584              2.75 -    11.69                       3.99
                    Exercised                      (54,149)              1.73 -     8.77                       3.69
                    Expired/canceled            (1,126,018)              1.73 -    11.69                       8.34
--------------------------------------------------------------------------------------------------------------------
Outstanding at November 30, 1998                  1,840,863        $     2.68 -   203.39        $              5.69
                    Granted                         930,403              1.58 -    16.25                       5.76
                    Exercised                     (169,752)              1.58 -     8.77                       4.04
                    Expired/canceled              (256,111)              1.58 -   182.34                       5.54
--------------------------------------------------------------------------------------------------------------------
Outstanding at November 30, 1999                  2,345,402        $     1.58 -   203.39        $              5.86
====================================================================================================================
Exercisable at November 30, 1999                    874,071        $     1.58 -   203.39        $              6.52
====================================================================================================================
Exercisable at November 30, 1998                    639,402        $     2.68 -   203.39        $              7.13
====================================================================================================================
Exercisable at November 30, 1997                    456,151        $     1.73 -   203.39        $              6.21
====================================================================================================================
Available for grant at November 30, 1999            161,728
====================================================================================================================

       The weighted average fair market value of the options as of the date of grant for the periods ended November 30, 1999, 1998 and 1997, is $5.54, $6.03, and $3.60, respectively.

       The Company also issues shares of common stock to employees pursuant to the terms of the 1986 Employee Stock Purchase Plan (the "Plan"). The Company has reserved 1,000,000 shares of common stock for issuance under the Plan, as amended. Effective July 1, 1995, employees who have worked for the Company for at least one month are eligible to participate in the Plan. The Plan allows participants to purchase common stock of the Company at 85% of the fair market value as defined. Under the Plan, the Company issued 112,064, 93,073 and 67,311 shares in fiscal years 1999, 1998 and 1997, respectively. At November 30, 1999, there were 294,194 shares available for issuance under the Plan.

       As part of the merger with Digital Origin, Inc., the Company has a separate Employee Stock Purchase Plan that allows eligible Digital Origin employees to purchase shares of the Company's common stock at a discount through payroll deductions. Employees purchase shares at 85% of the market value at either the beginning of the offering period or the end of the purchase period, whichever price is lower. The plan consists of one year offering periods with two six-month purchase periods in each offering period. Effective July 1, 2000 all eligible Digital Origin employees are participating in the Company's 1986 Employee Stock Purchase Plan noted above.

       The Company has issued three outstanding warrants to purchase its common stock. Two, in denominations of 32,082 and 2,674 were issued in 1996 in connection with the Company's debt for equity exchange with various creditors at an exercise price of $18.70 per share and will expire in September and October 2000, respectively. The

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

third warrant for 26,735 shares was issued in November 1998 at a strike price of $2.81 per share in connection with the Company's acquisition of certain technology and will expire in November 2002. See Note 3.

       In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, which requires the measurement of the fair market value of stock options or warrants to be included in the statement of operations or disclosed in the notes to the financial statements. As permitted by SFAS No. 123, the Company will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and has elected the disclosure-only alternative under SFAS No. 123 for options granted using the Black-Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions are as follows:

FISCAL YEARS ENDED NOVEMBER 30,              1999                    1998                   1997
                                      --------------------    -------------------    --------------------
Risk-free interest rate........               4.6% - 6.0%            4.2% - 5.8%             6.0% - 6.1%
Expected dividend yield........                       --                     --                      --
Expected lives.................               4 - 6 years            4 - 6 years             4 - 6 years
Expected volatility............          152.0% - 154.6%         73.3% - 114.8%           75.9% - 107.1%

       The table below presents pro forma net income (loss) and earnings per share, had compensation cost for the Company's stock-based employee compensation plans been determined using the provisions of SFAS No. 123 (in thousands, except per share amounts).

FISCAL YEARS ENDED NOVEMBER 30,                                      1999             1998             1997
                                                              -----------      -----------    -------------
Income (loss) from operations:
     As reported                                              $     6,419       $      603            1,613
     Pro forma                                                $     3,952       $  (1,147)              843
Income (loss) per share from operations:
Basic:
     As reported                                              $      0.57       $     0.05      $      0.15
     Pro forma                                                $      0.35       $   (0.10)      $      0.08
Diluted:
     As reported                                              $      0.54       $     0.05      $      0.14
     Pro forma                                                $      0.33       $   (0.10)      $      0.08

       Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation may not be representative of that to be expected in future years.


The following table summarizes information about options outstanding at November 30, 1999:

                                     Options Outstanding                               Options Exercisable
                  -----------------------------------------------------------  -------------------------------------
                                    Weighted Average      Weighted Average                       Weighted Average
   Range of          Number            Remaining           Exercise Price          Number         Exercise Price
Exercise Price     Outstanding      Contractual Life          per Share         Outstanding          per Share
----------------  --------------  ---------------------  --------------------  ---------------  --------------------
$   1.58 - 3.57         405,557            4.5                  $2.67                 124,635         $2.63
           3.94         412,470            4.1                   3.94                 222,552          3.94
    4.25 - 5.38         550,167            4.7                   4.98                 200,530          5.05
    5.55 - 5.55         445,543            5.4                   5.65                  13,991          5.83
    6.31 - 203.39       531,665            3.4                  10.80                 312,363         10.88
                  -------------                          ------------          --------------   -----------
                      2,345,402                                 $5.86                 874,071         $6.52
                  =============                          ============          ==============   ===========

         In January 1998, the Company offered employees the opportunity to participate in an option-repricing program, pursuant to which each employee could elect to replace his or her then outstanding, options with new options on a one-for-one basis. The per share exercise price of the replacement options is $3.94. The replacement options are exercisable as follows: replacement options that were granted in exchange for exercisable old options become exercisable six months following the new grant date; replacement options that were granted in exchange for unexercisable old options become exercisable over four years from the new grant date, 12.5% six months following the new grant date and 6.25% quarterly thereafter; and all replacement options expire ten years after the new grant

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

date. An aggregate of 694,810 options were granted in exchange for options cancelled in connection with this program. The option-repricing program resulted in a new measurement date for all options replaced. Since the new exercise price was equal to the fair market value of the Company's common stock on the new measurement date, the Company did not record any compensation cost in connection with this program.

5.  RETIREMENT PLAN

         In November 1985, the Company adopted an employee savings plan (the "Savings Plan") in compliance with Section 401(k) of the Internal Revenue Code. Effective April 1, 1995, the Savings Plan provides for annual Company contributions of up to 15% of the first 6% of total compensation per participant. Effective January 1, 1998, these contributions vest in full after a three-year period of service. Effective January 1, 1999, the Savings Plan was amended to provide for annual contributions of up to 40% of the first 6% of total compensation, with a maximum matching contribution of $3,000 annually. The Company's contributions to the Savings Plan were $203,000, $86,000 and $98,000 in 1999, 1998 and 1997, respectively.

         As part of the merger with Digital Origin, Inc., the Company has a separate employee savings plan, in which all eligible Digital Origin employees may defer up to 15% of their pre-tax compensation, but not more than statutory limits. Digital Origin was allowed to make contributions as defined in the 401(k) Plan and as approved by the Board of Directors. Digital Origin's contributions to the Savings Plan were $46,972, $63,850 and $112,422 in 1999, 1998 and 1997, respectively. Digital Origin matches a specified portion of the employee contributions up to a maximum of $1,000 per employee per year. The Company expects that the two savings plans will be combined sometime in fiscal 2001.

         The Company does not provide postretirement benefits to any employees as defined under Statement of Financial Accounting Standards No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.

6.  BANK FACILITIES

         The Company renewed an irrevocable standby letter of credit agreement for a sum not to exceed $196,808 effective April 1, 1999 and terminating March 31, 2000. This facility was entered into in connection with the lease of the Company's office and manufacturing facility (Note 7(a)). This letter of credit is automatically extended without amendment annually from the termination date, unless written notice is provided electing not to renew for any such additional period. Notwithstanding the above, this letter of credit expires on March 31, 2002.

7.  COMMITMENTS AND CONTINGENCIES

(a) Commitments

         The Company's principal executive, engineering, manufacturing and sales operations occupy approximately 56,500 square feet in a leased facility located at 290 Donald Lynch Boulevard, Marlboro, Massachusetts. The lease for this facility terminates on March 31, 2002, but is renewable at the Company's option through March 31, 2007. Prior to moving into its current facility on May 2, 1997, the Company's operations occupied approximately 31,000 square feet in a facility which it shared with Data Translation, Inc. ("DTI") located in Marlboro, Massachusetts. Total rent expense including operating expenses pursuant to the lease agreement charged to operations with respect to the Company's current Marlboro facility for fiscal years 1999, 1998 and 1997 was $879,000, $822,000 and $542,000, and with respect to its former Marlboro facility was $527,000 for the fiscal year 1997. Rent expense with respect to the former Marlboro facility for fiscal 1997 reflected the Company's pro rata portion of the rental charges and operating expenses associated with that facility and the use by the Company of certain manufacturing equipment belonging to DTI. Rent expense including operating expenses pursuant to the lease agreement charged to operations for the consolidated Company for fiscal years 1999, 1998, and 1997 was $1,187,000, $999,000, and $1,249,000, respectively.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       In addition, the Company has an operating lease for its Mountain View, CA location for a period of three years beginning April 15, 1999, with an option to extend the lease for an additional two years. The base rent is $25,000 per month the first year, $27,500 per month the second year and $30,000 per month of years three through five, if extended. Rent expense charged to operation, net of sublease income, amounted to approximately $0.3 million, $0.5 million and $0.6 million for the fiscal years ended 1999, 1998 and 1997, respectively. Sublease income for fiscal 1999, 1998 and 1997 was approximately $0.2 million, $0.8 million and $1.3 million, respectively.

       Future minimum lease payments, excluding operating costs, under all operating leases are as follows (in thousands):

FISCAL YEARS ENDING NOVEMBER 30,
                                                                     AMOUNT
          2000                                                       $1,273
          2001                                                        1,302
          2002                                                          774
          2003                                                          392
          2004                                                          350
----------------------------------------------------------------------------
          Total minimum lease payments                               $4,091
============================================================================

(b) Contingencies

       (i) On June 7, 1995, a lawsuit was filed against the Company by Avid Technology, Inc. ("Avid") in the United States District Court for the District of Massachusetts. The complaint generally alleges patent infringement by the Company arising from the manufacture, sale, and use of the Company's Media 100 products. The complaint includes requests for injunctive relief, treble damages, interest, costs and fees. In July 1995, the Company filed an answer and counterclaim denying any infringement and asserting that the Avid patent in question is invalid. The Company intends to vigorously defend the lawsuit. In addition, Avid is seeking reissue of the patent, including claims that it asserts are broader than in the existing patent, and these reissue proceedings remain pending before the U.S. Patent and Trademark Office. On January 16, 1998, the court dismissed the lawsuit without prejudice to either party moving to restore it to the docket upon completion of all matters pending before the U.S. Patent and Trademark Office.

       On August 16, 2000, the U.S. Patent and Trademark Office issued an Office Action rejecting all of the claims made by Avid in their latest request for reexamination of the patent related to the aforementioned lawsuit. In addition, the Examiner at the U.S. Patent and Trademark Office designated the action as "final". Avid has the right to appeal the rejections to the Patent Office Board of Appeals and the Company plans to continue to monitor the proceedings. There can be no assurance that the Company will prevail in the event of an appeal by Avid or that the expense or other effects of the appeal, whether or not the Company prevails, will not have a material adverse effect on the Company's business, operating results and financial condition.

       (ii) On January 13, 1999 and January 28, 1999, Digital Origin and one of its former directors, Charles Berger, were named as defendants in two shareholder class action lawsuits against Splash Technology Holdings, Inc. ("Splash"), various directors and executives of Splash and certain selling shareholders of Splash. The lawsuit alleges, among other things, that the defendants made or were responsible for material misstatements, and failed to disclose information concerning Splash's business, finances and future business prospects in order to artificially inflate the price of Splash common stock. The complaint does not identify any statements alleged to have been made by Charles Berger or Digital Origin. The complaint further alleges that Digital Origin engaged in a scheme to artificially inflate the price of Splash common stock to reap an artificially large return on the sale of the common stock in order to pay off its debt. Digital Origin and the former director vigorously deny all allegations of wrongdoing and intend to aggressively defend themselves in these matters. Defendant's initial motion to dismiss the action was granted with leave to amend, and plaintiffs have amended the complaint. Defendants have filed their second motion to dismiss.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       On July 18, 1997, Intelligent Electronics, Inc. filed a claim against Digital Origin alleging a breach of contract and related claims in the approximate amount of $800,000, maintaining that Digital Origin failed to comply with various return, price protection, inventory balancing and marketing development funding undertakings. In 1997, Digital Origin filed an answer to the complaint and cross-claimed against the plaintiffs and in October 1997 additionally cross claimed against Deutsche Financial, Inc., a factor in the account relationship between the Company and the plaintiffs, seeking the recovery of existing accounts receivable of approximately $1.8 million. During May 2000, the trial was completed and the Court entered two judgments in favor of Digital Origin, one in the amount of $314,000 plus interest against Intelligent Electronics and one in the amount of $1,491,000 plus interest against Deutsche Financial, Inc. In September 2000, Intelligent Electronics, Inc. paid $314,000 plus interest of $139,000 and reimbursement of certain costs in the amount of $20,000 to the Company. Deutsche Financial, Inc. has requested that the Court reconsiders various portions of its rulings, and an appeal of the final judgment is expected.

       (iii) From time to time the Company is involved in other disputes and/or litigation encountered in its normal course of business. The Company does not believe that the ultimate impact of the resolution of such other outstanding matters will have a material effect on the Company's business, operating results or financial condition.

8.  INCOME TAXES

       The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. The components of the net deferred tax asset recognized in the accompanying consolidated balance sheets are as follows (in thousands):

-----------------------------------------------------------------------------------------
FISCAL YEARS ENDED NOVEMBER 30,                                    1999             1998
-----------------------------------------------------------------------------------------
Net operating loss carryforwards                            $    28,172         $ 28,883
Other temporary differences, principally nondeductible
accruals                                                          3,323            6,344
Research and development credit carryforwards                     1,666            1,119
Acquired technology                                                (624)              --
Inventory write-downs                                               559            1,275
Capitalized research & development expenses                       3,130            2,769
Other                                                                --            1,082
-----------------------------------------------------------------------------------------
   Subtotal                                                      36,226           41,472
-----------------------------------------------------------------------------------------
 Valuation allowance                                            (36,226)         (41,248)
-----------------------------------------------------------------------------------------
Net deferred tax assets                                     $        --         $    224
=========================================================================================

       Due to the uncertainty surrounding the realization of the benefits of its favorable tax attributes in future income tax returns, the Company has placed a valuation allowance against its deferred tax assets, except for previously paid taxes that the Company believes are refundable. These deferred tax assets are included as a component of other assets, net on the accompanying consolidated balance sheets.

       The tax credit carryforwards expire at various dates through 2019. The Tax Reform Act of 1986 contains provisions that may limit the tax credit carryforwards available to be used in any given year in the event of significant changes in ownership, as defined.

       The income (loss) from continuing operations before tax provision in the accompanying consolidated statements of operations consisted of the following (in thousands):

--------------------------------------------------------------------------------------------------
FISCAL YEARS ENDED NOVEMBER 30,                          1999               1998             1997
--------------------------------------------------------------------------------------------------
United States                                         $ 6,352            $ (385)          $ 2,393
Foreign                                                    67               (12)              (31)
                                           ------------------- ------------------ ----------------
                                                      $ 6,419            $ (397)          $ 2,362
                                           =================== ================== ================

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The income tax provision shown in the accompanying consolidated statements of operations consists of the following (in thousands):

--------------------------------------------------------------------------------------------------
FISCAL YEARS ENDED NOVEMBER 30,                        1999               1998               1997
--------------------------------------------------------------------------------------------------
 Federal:
 Current                                            $ (224)          $   (280)              $ 631
 Deferred                                              224                280                (504)
--------------------------------------------------------------------------------------------------
                                                        --                 --                 127
--------------------------------------------------------------------------------------------------
 State:
 Current                                                --                 --                  39
 Deferred                                               --                 --                  --
--------------------------------------------------------------------------------------------------
                                                        --                 --                  39
--------------------------------------------------------------------------------------------------
 Foreign - Current                                      --             (1,000)                311
--------------------------------------------------------------------------------------------------
                                                     $  --           $ (1,000)              $ 477
--------------------------------------------------------------------------------------------------

       The effective income tax rate varies from the amount computed using the statutory U.S. income tax rate as follows:

------------------------------------------------------------------------------------------------------
FISCAL YEARS ENDED NOVEMBER 30,                            1999              1998                1997
------------------------------------------------------------------------------------------------------
Tax provision (benefit) at statutory rate                  34.0%         (34.0)%               34.0
Federal benefit from loss carryforward                       --             --                   --
Utilization of research and development                      --             --
credits                                                                                       (30.5)
State taxes                                                 6.0           (6.0)                 3.1
Change in valuation allowance                             (40.0)          40.0                   --
Foreign taxes                                                --             --                  7.7
Reversal of previously accrued foreign taxes                 --         (251.9)                  --
Tax credits                                                  --             --                  1.8
Other permanent differences                                  --             --                  4.1
------------------------------------------------------------------------------------------------------
                                                             --%        (251.9)%               20.2%
======================================================================================================

9.  ACCRUED EXPENSES

       Accrued expenses at November 30, 1999 and 1998 consist of the following (in thousands):

                                                  1999                    1998
                                         --------------          --------------
Payroll and payroll related taxes              $ 3,366                 $ 2,926
Accrued warranty                                   611                     732
Accrued product development                         40                   2,220
Accrued inventory                                1,041                      --
Accrued selling and marketing                      484                   1,035
Accrued legal and other                          4,990                   6,274
-------------------------------------------------------------------------------
                                               $10,532                 $13,187
===============================================================================

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  VALUATION AND QUALIFYING ACCOUNTS

       The following table sets forth activity in the Company's accounts receivable reserve account (in thousands):

------------------------------------------------------------------------------------------------
                              Balance at    Charges to Cost and     Deductions      Balance at
                             Beginning of         Expense                             End of
                              Fiscal Year                                          Fiscal Year
------------------------------------------------------------------------------------------------
For the Fiscal Year Ended         $2,460              $4,893        $2,184               $5,169
November 30, 1997
================================================================================================
For the Fiscal Year Ended         $5,169                $370        $1,250               $4,289
November 30, 1998
================================================================================================
For the Fiscal Year Ended         $4,289                $155          $284               $4,160
November 30, 1999
================================================================================================

11.  SELECTED QUARTERLY INFORMATION (UNAUDITED)

Fiscal 1999 (in thousands, except per share amounts)        February 28           May 31        August 31        November 30
-----------------------------------------------------------------------------------------------------------------------------
Net sales                                                      $ 14,677         $ 15,466         $ 16,898           $ 17,791
Gross profit                                                   $  8,919         $  9,487         $ 10,627           $ 11,345
Net income                                                     $  2,103         $  1,260         $  1,642           $  1,414
Net income per share - basic                                   $   0.19         $   0.11         $   0.15           $   0.12
Net income per share - diluted                                 $   0.18         $   0.11         $   0.14           $   0.11
Shares -  net income per share - basic                           11,248           11,254           11,297             11,428
Shares -  net income per share - diluted                         11,536           11,669           11,746             12,480
=============================================================================================================================
 Fiscal 1998 (in thousands, except per share amounts)       February 28           May 31        August 31        November 30
-----------------------------------------------------------------------------------------------------------------------------
Net sales                                                      $ 15,956         $ 14,652         $ 13,994           $ 12,749
Gross profit                                                   $  8,066         $  7,163          $ 7,537           $  7,323
Net (loss) income                                              $  (570)          $  (85)          $ 1,467           $  (209)
Net (loss) income per share - basic                            $ (0.05)         $ (0.01)          $  0.13           $ (0.02)
Net (loss) income per share - diluted                          $ (0.05)         $ (0.01)          $  0.13           $ (0.02)
Shares -  net (loss) income per share - basic                    11,180           11,206           11,262             11,255
Shares -  net (loss) income per share - diluted                  11,180           11,206           11,290             11,255
=============================================================================================================================

12.  SEGMENT INFORMATION

         In July 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (SFAS No. 131). SFAS No. 131 establishes standards for public companies to report operating segment information in annual and interim financial statements filed with the SEC and shareholders effective for fiscal years beginning after December 15, 1997. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision-making group is composed of the Chief Executive Officer and members of senior management. The Company's reportable operating segments are internet tools, digital video systems and services.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Revenues are attributed to geographic areas based on where the customer is located. Segment information for the years November 30, 1999, 1998 and 1997 is as follows:

                                     Digital
                                  Internet                        Video         Graphics/
1997                                Tools         Services       Systems         Monitors     Corporate        Total
----                             ------------    -----------    -----------     ----------    ----------    -------------
Net sales external
customers                        $       464     $    4,710     $   41,950      $  30,686     $       --    $      77,810
                                 ============    ===========    ===========     ==========    ==========    =============
 Gross profit                            236          3,764         23,712           (118)            --           27,594
                                 ============    ===========    ===========     ==========    ==========    =============
 Depreciation                             12             42          1,572            789             --            2,415
                                 ============    ===========    ===========     ==========    ==========    =============
 Restructuring                            --             --             --                           526              526
                                 ============    ===========    ===========     ==========    ==========    =============
 Interest income (expense), net           --             --             --                          (996)            (996)
                                 ============    ===========    ===========     ==========    ==========    =============
 Income taxes                    $        --     $       --     $       --      $             $      477     $        477
                                 ============    ===========    ===========     ==========    ==========    =============
 1998
 ----
 Net sales external
   customers                     $     4,652     $    7,191     $    4,597      $  10,911     $       --     $     57,351
                                 ============    ===========    ===========     ==========    ==========    =============
 Gross profit                          2,625          6,057         18,364          3,043             --           30,089
                                 ============    ===========    ===========     ==========    ==========    =============
 Depreciation                             45             40          2,885            104             --            3,074
                                 ============    ===========    ===========     ==========    ==========    =============
 Interest income(expense),
    net                          $        --     $       --     $       --      $      --     $    1,163     $      1,163
                                 ============    ===========    ===========     ==========    ==========    =============
 Income taxes                    $        --     $       --     $       --      $      --     $   (1,000)    $     (1,000)
                                 ============    ===========    ===========     ==========    ==========    =============
 1999
 ----
 Net sales external
    customers                    $    17,411     $    8,855     $   38,566      $      --     $       --     $     64,832
                                 ============    ===========    ===========     ==========    ==========    =============
 Gross profit                    $    11,396     $    7,592     $   21,390      $      --     $       --     $     40,378
                                 ============    ===========    ===========     ==========    ==========    =============
 Depreciation                            171             71          3,499                            --            3,741
                                 ============    ===========    ===========     ==========    ==========    =============
 Amortization of intangibles     $        --     $       --     $       --      $      --     $      231    $         231
                                 ============    ===========    ===========     ==========    ==========    =============
  Acquired in-process
    research and development                                                                         430              430
                                 ============    ===========    ===========     ==========    ==========    =============
 Restructuring                   $        --     $       --     $       --      $      --     $      424    $         424
                                 ============    ===========    ===========     ==========    ==========    =============
 Interest income(expense),
    net                          $        --     $       --     $       --      $      --     $    1,332    $       1,332
                                 ============    ===========    ===========     ==========    ==========    =============

       Interest income, restructuring, and income taxes are considered corporate level activities and are, therefore, not allocated to segments. Management believes transfers between geographic areas are accounted for on an arms length basis.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       Net sales by geographic area for the years ended November 30, 1999, 1998 and 1997 were as follows (in thousands):

                                                                1999                 1998               1997
                                                      ---------------    -----------------    ---------------
   United States                                              40,476     $         34,743      $      49,758
   United Kingdom, Sweden, Denmark and Norway                  6,030                5,620              6,558
   Germany, Austria and Switzerland                            3,075                2,172              1,825
   France, Spain and Benelux                                   4,654                2,827              2,265
   Japan                                                       3,376                2,825              6,479
   Other foreign countries                                     7,221                9,164             10,925
                                                      ---------------    -----------------    ---------------
                                                      $       64,832     $         57,351     $       77,810
                                                      ===============    =================    ===============

       Long-lived tangible assets by geographic area were as follows for the years ended November 30, 1999, 1998 and 1997 were as follows (in thousands):

                                                                1999                 1998
                                                      ---------------    -----------------
   United States                                      $        6,877     $          8,068
   United Kingdom                                                146                  186
   Germany                                                        97                   80
   Italy                                                          26                   54
   France                                                         89                  108
                                                      ---------------    -----------------
                                                      $        7,235     $          8,496
                                                      ===============    =================

13.   LICENSING OF ASSETS TO KOREA DATA SYSTEMS AMERICA, INC.

         In June 1998, Digital Origin licensed certain technology and assets necessary to conduct its monitor and color publishing business to Korea Data Systems America, Inc. ("KDS"), leaving the Digital Origin free to focus on its digital video software business. The brand name and trademark RADIUS was one of the assets so licensed because of its primary association with monitors. In August 1998, Digital Origin amended and restated this license and agreed to sell the licensed assets to KDS pursuant to an asset transfer agreement, subject to certain contingencies at the discretion of KDS. The monitor business had accounted for substantially all of the revenues of the color publishing product line and 55.3% of Digital Origin's revenues during fiscal 1998. Under the license and asset transfer agreement, Digital Origin transferred its RADIUS, Supermac, PressView and certain other trademarks to KDS and licensed certain intellectual property pertaining to PressView and PrecisionView monitors. The value of the transaction was $6.2 million, which was paid in installments under a note. Digital Origin recognized other income under the license agreement as cash was received on the note.

On December 4, 1998, Digital Origin and KDS supplementally agreed to the sale of certain tangible personal property and the transfer of rights in the Radius Emachines and Colormatch trademarks for $100,000 and other consideration.

14.  TRANSACTIONS WITH SPLASH TECHNOLOGY HOLDINGS, INC.

ESCROW FUND RELEASE

         In connection with the Digital Origin's sale of its Color Server Group to Splash Technology Holdings, Inc. in January 1996, an escrow fund was established to secure certain indemnification obligations. On December 31, 1998, the balance of the escrow fund of approximately $2.2 million was released to Digital Origin.

SALE OF CERTAIN COLOR PUBLISHING TECHNOLOGY

On December 4, 1998, Digital Origin agreed to sell certain software and other intangible property associated with its monitor and color publishing business to Splash Technology Holdings, Inc. for $275,000 and other consideration.

                                 MEDIA 100 INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  SUBSEQUENT EVENTS

(a)    Acquisition of Wired, Inc.

       On December 21, 1999, the Company completed its acquisition of Wired, Inc. Wired, Inc. is a fast-growing supplier of Moving Pictures Experts Group ("MPEG") streaming media production tools for the Internet and digital video disk ("DVD") authoring. In connection with the acquisition, the Company will pay $3,000,000 in cash for all outstanding shares of Wired, Inc. common stock. The first payment in the amount of $1,500,000 was paid upon completion of the acquisition and the remaining $1,500,000 to be paid on the first anniversary of the closing. In connection with the acquisition, the purchase price could increase depending on Wired's net sales and operating income over the next two years. Any contingent payments based on meeting the earn-out conditions will be considered additional goodwill and amortized over the appropriate useful life. The Company will treat the acquisition as a purchase for accounting purposes.

       (b) Acquisition of Digital Origin, Inc.

         On May 9, 2000, the Company completed its merger with Digital Origin. Under the terms of the agreement, Digital Origin's shareholders and option holders received 0.5347 equivalent shares, or approximately 3.7 million Media 100 common shares, to effect the business combination. The transaction has been accounted for as a pooling of interests. As a result, all periods presented have been restated to reflect the combined operations of the two companies. As permitted by Accounting Principles Board Opinion No.16 BUSINESS COMBINATIONS (APB No.16), the November 30, 1999 balance sheet presented herein reflects the combination of the Media 100's November 30, 1999 balance sheet and Digital Origin's September 30, 1999 balance sheet. Likewise, the 1999 statements of operations and cash flows presented for the combined companies are the companies respective first, second and third fiscal quarters, which also differ by two months. The results of operations for Digital Origin for the two months ended November 30, 1999 will be excluded from the statement of operations and will be recorded directly to accumulated deficit as permitted by APB No.16.

         As part of the transaction, the Company incurred direct, merger-related costs of approximately $2.0 million, consisting primarily of investment bank fees, legal and accounting fees. All such costs have been expensed in the quarter ended May 31, 2000, upon consummation of the Digital Origin merger.

         Separate and combined results of Media 100 and Digital Origin during the periods preceding the merger were as follows:

                                                                  Media 100     Digital Origin   Eliminations      Combined
                                                               ---------------- --------------- --------------- ---------------
       (YEAR ENDED NOVEMBER 30, 1999)

       Net sales                                                        51,479          13,353              --          64,832
       Net income                                                          570           5,849              --           6,419

       (YEAR ENDED NOVEMBER 30, 1998)

       Net sales                                                        41,788          15,668            (105)         57,351
       Net income                                                       (8,051)          8,733             (79)            603

On May 9, 2000, as part of the transaction the Company's Board of Directors voted to increase the number of shares reserved for issuance under the 1992 Key Employee Incentive Plan to 4,200,000 from 2,200,000 (See Note 4).